Exhibit 5.1

701 Fifth Avenue Suite 2800 Seattle, WA 98104 206.587.5700 206.587.5710 (fax) www.fifthavenue-law.com

February 13, 2014
Digi Outdoor Media, Inc.
35332 S.E. Center Street
Snoqualmie, WA 98065

RE:           Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Digi Outdoor Media, Inc. (the “Company”) in connection with the Registration Statement on Form S-1, File No. ______________, filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 13, 2015 (the “Registration Statement”) covering 9,000,000 shares of common stock issued or issuable to investors (collectively, the “Investors”) pursuant to a private placement of Convertible Promissory Notes (the “Notes”) in the aggregate principal amount of $4,500,000 undertaken by the Company, which offering closed on November 14, 2014.  All 9,000,000 of the aforesaid shares of common stock (collectively, the “Shares”) are being registered in connection with the proposed sale of the Shares by the Investors (the “Selling Stockholders”) listed in the Registration Statement.

In connection with this opinion, we have assumed that the Shares that are issuable upon conversion of the Notes will be issued in the manner described in the Notes, the Registration Statement and the prospectus relating thereto.

In connection with this opinion we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and issuance of the Shares, the Company’s Articles of Incorporation dated January 14, 2014 as filed with the Nevada Secretary of State on January 14, 2014, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary as a basis for this opinion.

Based upon the foregoing, we are of the opinion that:

(a)           The 8,347,000 Shares issued to the Selling Stockholders upon conversion of their respective Notes issued in the private placement in the aggregate principal amount of $4,173,500 are duly authorized, validly issued, fully paid and nonassessable; and

(b)           The remaining 653,000 Shares, when issued upon conversion of the remaining Notes by the Selling Stockholders in the aggregate principal amount of $326,500, will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement filed with the Commission in connection with the registration of the Shares and to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ Fifth Avenue Law Group, PLLC

Fifth Avenue Law Group, Pllc